Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 164784

Prospectus Supplement No. 1
(To prospectus dated February 14, 2011)

CHINA CERAMICS CO., LTD.

8,493,642 Shares

This prospectus supplement no. 1, dated August 27, 2012, supplements the prospectus dated February 14, 2011, of China Ceramics Co., Ltd., relating to the resale by selling shareholders of China Ceramics Co., Ltd. of up to 1,337,597 shares of our common stock par value $0.001 per share (“Common Stock”). You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING SHAREHOLDERS

The information in the table appearing under the caption “Selling Shareholders” on page 13 of the prospectus is amended by amending the information with respect to one of the Selling Shareholders, Wong Kung Tok (“Wong”) and adding new Selling Shareholders to reflect the transfer and assignment of the securities described below. The table assumes that all such shares of Common Stock are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering.

The amendments to the table below reflect the assignment and transfer by Wong of 1,337,597 shares to Huang Meiyan, Huang Meishuang and Huang Jinzhi. Huang Meiyan, Huang Meishuang and Huang Jinzhi are the daughters of Huang Jia Dong, the Company’s Director and Chief Executive Officer, and each is an “Accredited Investor,” as such term is defined in Regulation D under the Securities Act of 1933, as amended. Huang Jinzhi subsequently made a gift of an aggregate of 600,000 shares to Wu Weicheng, Wu Heping and Wu Jiacheng. As Wong has transferred all of its remaining securities of the Company, it will be removed from the “Selling Shareholder” table. Huang Meiyan, Huang Meishuang, Huang Jinzhi, Wu Weicheng, Wu Heping and Wu Jiacheng will be added as new Selling Shareholders.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to Be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering (%)
Huang Meiyan	660,000	347,597	312,403	1.7%
Huang Meishuang	660,000	330,000	330,000	1.8%
Huang Jinzhi	60,000	60,000	0	*
Wu Weicheng	200,000	200,000	0	*
Wu Heping	250,000	250,000	0	*
Wu Jiacheng	150,000	150,000		*

The date of this prospectus supplement is August 27, 2012.